New Orleans Arena	Exhibit 10.13

SERVICE AGREEMENT

BY AND BETWEEN

SMG AND SUMMIT
ENVIRONMENTAL
CORPORATION

DATED: September 25, 2005

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (together with the Exhibits attached hereto, the “Agreement”) is dated as of the 22nd day of September, 2005, by and between SMG, a Pennsylvania general partnership (“SMG”), and Summit Environmental Corporation, whose current address is 133 E. Tyler Street, Longview, Texas 75601 Phone 903-758-0551 Fax 903-758-1903 (the “Provider”).

BACKGROUND

Pursuant to a certain Management Agreement between the State of Louisiana, through the Louisiana Stadium and Exposition District, (the “Owner) and SMG (“Management Agreement”), SMG is the manager of a facility commonly known as the New Orleans Arena (the “Facility”), located adjacent to the Louisiana Superdome at One Sugarbowl Drive, New Orleans, LA 70112, which is owned by the Owner. SMG desires to obtain the services of an independent Provider to perform certain functions relating to the Facility, as more particularly described below. Provider has the personnel, material, equipment, and know-how to perform the types of services desired by SMG, as more particularly described below. Accordingly, SMG desires to obtain those services from Provider, and Provider desires to perform those services for SMG, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants, and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Description of Services. Provider shall perform the services described on Exhibit A attached hereto, beginning on the date of this Agreement (the “Services”).

2. Payment for Services. In consideration of, and as full compensation for, the Services provided hereunder, SMG shall pay Provider certain fees and expenses in accordance with the payment terms and conditions set forth on Exhibit B attached hereto.

3. Standard of Care. Provider shall perform the Services with due care in a manner consistent with the standards described in Section 11 hereof and as may be set forth on Exhibit C attached hereto, as the same may be amended by SMG on thirty (30) days prior written notice to Provider, and if no such standards are set forth on Exhibit C, then in a manner provided in Section 11 and to the extent not contrary with Section 11 hereof, otherwise consistent with industry standards for the type of services provided hereunder.

4. Term of Agreement. This Agreement will be effective as of the date of this Agreement and will continue in effect, unless earlier terminated as set forth in Section 5, until the Services are completed in accordance with this Agreement.

5.  Default and Termination.

(a) Default. Provider shall be in default under this Agreement if either of the following occur: (i) Provider or any of its officers, directors, employees, or agents fails to perform or fulfill any term, covenant, or condition contained in this Agreement and Provider fails to cure such default within three (3) business days after Provider has been served with written notice of such default; or (ii) Provider makes a general assignment for the benefit of creditors. SMG shall be in default under this Agreement if SMG fails to perform or fulfill any term, covenant, or condition contained in this Agreement and SMG fails to cure such default within three (3) business days after SMG has been served with written notice of such default. SMG shall not be deemed to be in default under this Agreement if SMG fails to pay any of the fees due hereunder as a result of Provider’s default under this Agreement. Nothing herein shall be construed as excusing either party from diligently commencing and completing a cure within a lesser time if reasonably possible.

(b) Termination.

(i) Upon a default pursuant to Section 5(a) hereof, the nonbreaching party may, at its option, upon written notice or demand upon the other party, cancel and terminate this Agreement.

(ii) Notwithstanding anything to the contrary contained herein, SMG shall have the right to terminate this Agreement upon ten (10) days written notice to Provider, in the event that the Management Agreement terminates for any reason whatsoever. In such event, Provider shall be entitled to be paid for its Services rendered hereunder through the date of such termination.

6.  Insurance.

(a)  Provider shall, at its own expense, secure and deliver to SMG not less than thirty (30) days prior to the commencement of this Agreement and shall keep in force at all times during the term of this Agreement:

(i) a commercial general liability insurance policy in form acceptable to SMG covering the Services being provided hereunder in an amount not less than Five Million Dollars ($5,000,000) for bodily injury and Five Million Dollars ($5,000,000) for property damage;

(ii)  commercial automotive bodily injury and property damage insurance in form acceptable to SMG for business use covering all vehicles operated by Provider, its officers, directors, agents, and employees in connection with the Services, whether owned by Provider, SMG, or otherwise, with a combined single limit of not less than Five Million Dollars ($5,000,000) (including an extension of hired and non-owned coverage); [and]

(iii)  applicable workers compensation insurance for Provider’s employees, as required by applicable law; and

(iv) professional liability insurance with coverage of at least Five Million Dollars ($5,000,000.00) for claims of negligent errors, acts or omissions by Provider.

(b)  The following shall apply to the insurance policies described in clauses (i) and (ii) above:

(i) SMG and Owner shall be named as additional insureds thereunder. Not less than thirty (30) days prior to the commencement of this Agreement, Provider shall deliver to SMG certificates of insurance evidencing the existence thereof, all in such form as SMG may reasonably require. Each such policy or certificate shall contain a valid provision or endorsement stating, “This policy will not be canceled or materially changed or altered without first giving thirty (30) days’ written notice thereof to each of SMG, Risk Management Director, 701 Market Street, 4th Floor, Philadelphia, PA, 19106, and P.O. Box 5169, Baton Rouge, LA 70821.” If any of the insurance policies covered by the foregoing certificates of insurance will expire prior to the expiration of this Agreement, Provider shall deliver to SMG at least twenty (20) days prior to such expiration a certificate of insurance evidencing the renewal of such policy or policies.

(ii) The coverage provided under such policies shall be occurrence-based, not claims made.

(iii) The coverage limits on such policies shall be on a per-occurrence basis and, to the extent that the coverage under any such policy contains an aggregate limit, the amount of such aggregate limit shall be at least twice the coverage limit provided on a per-occurrence basis under the same policy. In the event any such policy contains an aggregate limit, Provider shall be required to notify SMG immediately, in accordance with the notice provisions of this Agreement, of the existence of (1) any outstanding claims having an alleged value and, if applicable, any accrued, outstanding defense costs related thereto, which individually or in the aggregate equal or exceed twenty-five percent (25%) of the aggregate limit of such policy, and (2) any claims and defense costs related thereto that have been paid out under any such policy, where such payments in the aggregate equal or exceed twenty-five percent (25%) of the aggregate limit under such policy. In either event described in clause (1) or (2) above, Provider shall purchase, and shall promptly notify SMG no later than contemporaneously with the delivery of the above notice that Provider has purchased, additional insurance to restore the aggregate amount of coverage originally provided thereunder, and Provider shall deliver to SMG, contemporaneously with the delivery of the above notice, a certificate of insurance (which satisfies the requirements of this Section 6), evidencing the maintenance of such additional insurance. Should Provider fail to obtain such additional coverage and to provide evidence thereof to SMG, SMG shall have the right, at its sole option, to terminate this Agreement immediately or at such other time as SMG may specify.

(iv) Provider hereby acknowledges that the coverage limits contained in any policy, whether such limits are per occurrence or in the aggregate, shall in no way limit the liabilities or obligations of Provider under this Agreement, including, without limitation, Provider’s indemnification obligations under Section 7 below.

(c)  The terms of all insurance policies referred to in this Section 6 shall preclude subrogation claims against SMG and Owner and their respective officers, directors, employees, and agents.

7.  Indemnification.

(a) Provider shall indemnify, defend, and hold harmless SMG, Owner, and their respective officers, directors, agents, and employees from and against any and all losses, liabilities, claims, damages, and expenses (including reasonable costs of investigation and attorneys’ fees) (collectively, the “Losses”) arising from (i) Provider’s failure to comply with any and all federal, state, foreign, local, and municipal regulations, ordinances, statutes, rules, laws, and constitutional provisions (collectively, the “Laws”) applicable to Provider’s performance of this Agreement, (ii) any unlawful acts on the part of Provider or its officers, directors, agents, employees, or subProviders, (iii) personal or bodily injury to or death of persons or damage to the property of SMG or Owner to the extent caused by the negligent acts, errors, and/or omissions or the willful misconduct of Provider or its officers, directors, agents, employees, or subProviders, or (iv) the material breach or default by Provider or its officers, directors, agents, employees, or subProviders of any provisions of this Agreement.

(b) The provisions set forth in subparagraph (a) above shall survive the termination of this Agreement.

8.  Taxes. Each party agrees to report and pay its own taxes imposed on its income by any jurisdiction, including, without limitation, state and federal income taxes.

9.  Review and Audit Privileges. Provider shall keep and preserve, during the term of this Agreement and for at least three (3) years following the expiration or termination of this Agreement, full and accurate books and records (collectively, the “Records”) relating to the Services it provides to SMG hereunder. Provider shall give SMG and its designated representatives (which representatives may include, without limitation, independent auditors) access to the Records during such period of time to review and/or audit the Records, from time to time, upon request. Provider shall also provide, at Provider’s own expense, copies of all or a portion of the Records when so requested by SMG. In the event any audit conducted by an independent auditor demonstrates a variance of more than five percent (5%) on an annual basis in the amount determined by such auditor to be payable to Provider for any of the Services hereunder and the amount actually paid to Provider for such Services, Provider shall pay to SMG the reasonable cost of such audit. In any event, Provider shall promptly pay to SMG the amount of any such variance which results in an overpayment by SMG to Provider.

10.  Representations and Warranties. Provider hereby represents and warrants as follows:

(a)  Provider has the full power and authority to enter into this Agreement and perform each of its obligations hereunder.

(b)  Provider is legally authorized and has obtained all necessary regulatory approvals for the execution, delivery, and performance of this Agreement.

(c)  No litigation or pending or threatened claims of litigation exist which do or might adversely affect Provider’s ability to fully perform its obligations hereunder or the rights granted by Provider to SMG under this Agreement.

(d) Provider is a GSA approved company.

11.  Covenants. Provider hereby covenants as follows:

(a) Provider shall not occupy or use the Facility, nor shall interfere with the activities of the Facility, except as is reasonably necessary to perform the Services hereunder.

(b) Provider shall not cause or permit any Hazardous Material to be used, stored, or generated on, or transported to and from the Facility, except with respect to such Hazardous Material as may currently exist at the Facility as a result of floodwaters resulting from Hurricane Katrina.. “Hazardous Material” shall mean, without limitation, those substances included within the definitions of “hazardous substances”, “hazardous materials”, “toxic substances”, or “solid waste” in any Environmental Law, as defined herein.

(1) Because of potential contamination as a result of the aforesaid floodwaters, Provider shall ensure that any of its workers are adequately protected from exposure to any Hazardous Material by utilizing appropriate protective equipment required under the Occupational Safety and Health Act’s regulatory requirements set forth at 29 CFR Subpart (Personal Protective Equipment);

(2) At all times material hereto, Provider shall handle, treat, store, and dispose any Hazardous Material in conformance with all applicable Environmental Laws, as herein defined.

(3) Provider shall also comply with any directives, orders, policies and/or guidance issued by any Government Authority (as herein defined) with respect to environmental conditions associated with the floodwaters from Hurricane Katrina, and shall revise any of its safety and environmental protocols under any Environmental Law as a result thereof.

(4) For purposes of this Agreement, the following definitions shall apply:

(A) “Environmental Laws” shall mean any and all existing or future federal, state and local statutes, ordinances, regulations, rules, executive orders, standards and requirements, including the requirements imposed by common law, concerning or relating to industrial hygiene and the protection of health and the environment including, without limitation: (i) the Comprehensive Environmental Response, Compensation and Liability act of 1980, as amended, 42 U.S.C. §9601 et seq. (“CERCLA”); (ii) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §6901 et. seq. (“RCRA”); (iii) the Clean Air Act, as amended, 42 U.S.C. §7901 et seq.; (iv) the Clean Water Act, as amended, 33 U.S.C. §1251 et seq.; (v) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801 et seq.; (vi) the Toxic Substance Control Act, 15 U.S.C. §2601 et seq., as amended (“TSCA”; and (vii) the Occupational Safety and Health Act of 1970 (“OSHA”)). Any terms mentioned herein which are defined in any applicable Environmental Law shall have the meanings ascribed to such terms in said laws; provided, however, that if any of such laws are amended so as to broaden any term defined therein, such broader meaning shall apply subsequent to the effective date of such amendment.

(B) "Governmental Authority" shall mean any nation or government, any state, local or municipal authority or any political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to any of the foregoing, and any corporation or other entity owned or controlled by any of the foregoing.

(c) Provider shall not make any alterations or improvements to the Facility without the prior written consent of SMG.

(d) Provider shall not operate any equipment or materials belonging to SMG without the prior written approval of SMG.

(e) No portion of any passageway or exit at the Facility shall be blocked or obstructed in any manner whatsoever, and no exit door or any exit shall be locked, blocked, or bolted while the Facility is in use. Moreover, all designated exitways shall be maintained in such manner as to be visible at all times.

(f) To the extent applicable to the Services hereunder, Provider shall make all efforts to protect the purchasing, storage, usage, preparation and/or serving of any items which comprise or included in the Services, and to protect the provision of any of the Services hereunder, from adulteration or contamination, whether from terrorist acts or otherwise. SMG will cooperate with Provider in connection with the foregoing. Provider shall immediately notify SMG of the occurrence of any such adulteration or contamination and of the steps taken and to be taken by Provider to control the spread of, and to eliminate, such adulteration or contamination. Provider shall be responsible for reimbursing SMG and the Owner for the costs, expenses and liabilities incurred by SMG and the Owner arising as a result of such adulteration or contamination.

12.  Construction of this Agreement.

(f)  Choice of Law. This Agreement shall be deemed to be made, governed by, and construed in accordance with the laws of Louisiana, without giving effect to the conflicts of law principles thereof.

(g)  Paragraph Headings. The paragraph headings are inserted herein only as a matter of convenience and for reference and in no way are intended to be a part of this Agreement or to define, limit, or describe the scope or intent of this Agreement or the particular paragraphs hereof to which they refer.

(h)  Entire Agreement; Amendments. This Agreement (including all Exhibits and other documents and matters annexed hereto or made a part hereof by reference) contains all of the covenants, agreements, terms, provisions, and conditions relating to the rights and obligations of SMG and Provider with respect to the Facility. No alterations, amendments, or modifications hereof shall be valid unless executed by an instrument in writing by the parties hereto.

(i)  Severability. If any provision or a portion of any provision of this Agreement is held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the enforceable portion of any such provision and/or the remaining provisions shall not be affected thereby.

(j)  Successors. This Agreement shall be binding upon, and shall inure to, the benefit of the successors and assigns of SMG, and to such successors and assigns of Provider as are permitted to succeed to the Provider’s right upon and subject to the terms hereof.

(k)  Independent Provider; No Partnership. SMG and Provider shall each be and remain an independent Provider with respect to all rights and obligations arising under this Agreement. Nothing herein contained shall make, or be construed to make, SMG or Provider a partner of one another, nor shall this Agreement be construed to create a partnership or joint venture between and of the parties hereto or referred to herein.

(l)  Singular and Plural. Whenever the context shall so require, the singular shall include the plural, and the plural shall include the singular.

13. Miscellaneous.

(a) Waiver. The failure of any party to enforce any of the provisions of this Agreement, or any rights with respect hereto, or the failure to exercise any election provided for herein, will in no way be considered a waiver of such provisions, rights, or elections, or in any way affect the validity of this Agreement. The failure of any party to enforce any of such provisions, rights, or elections will not prejudice such party from later enforcing or exercising the same or any other provisions, rights, or elections which it may have under this Agreement.

(b) Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned or transferred in any manner whatsoever by Provider without the prior written consent of SMG. SMG shall be entitled to assign its rights and obligations hereunder to Owner or to any other management company retained by Owner to manage the Facility, and in such event, SMG shall have no further liability to Provider hereunder for the performance of any obligations or duties arising after the date of such assignment.

(c) Notices. Any notice, consent, or other communication given pursuant to this Agreement shall be in writing and shall be effective either (i) when delivered personally to the party for whom intended, (ii) upon delivery by an overnight courier service that is generally recognized as reliable, and the written records maintained by the courier shall be prima facie evidence of delivery, or (iii) on delivery (or attempted delivery) by certified or registered mail, return receipt requested, postage prepaid, as of the date shown by the return receipt; in any case addressed to such party as set forth below or as a party may designate by written notice given to the other party in accordance herewith.

If to SMG:	SMG
P.O. Box 5169
Baton Rouge, LA 70821
Attention: General Manager of Louisiana Superdome

with a copy to:	SMG
275 S. River Road
Baton Rouge, LA 70802
Attention: General Manager of Louisiana Superdome

If to Provider:	Summit Environmental Corp.
133 E Tyler Street
Longview, TX 75601
Attention: Keith Parker

(d) Cooperation/Mediation.

(i) The parties desire to cooperate with each other in the performance of their respective duties pursuant to the terms of this Agreement . In keeping with this cooperative spirit and intent, any dispute arising hereunder will first be referred to the parties’ respective agents or representatives prior to either party initiating a legal suit, who will endeavor in good faith to resolve any such disputes within the limits of their authority and within ten (10) days after the commencement of such discussions. If and only if any dispute remains unresolved after the parties have followed the dispute resolution procedure set forth above and if the parties mutually agree to submit such dispute to mediation, then the matter will be resolved pursuant to Section 13(d)(ii) and (iii) below; otherwise, either party can initiate litigation or terminate this Agreement as provided in Section 5 hereof.

(ii) If any dispute between the parties has not been resolved pursuant to Section 13(d)(i) above, the parties will endeavor to settle the dispute by mediation under the then current Center for Public Resources (“CPR”) model procedure for mediation of business disputes or, if such model procedure no longer exists, some other mutually agreeable procedure. Within ten (10) business days from the date that the parties cease direct negotiations pursuant to Section 13(d)(i) above, SMG shall select a neutral third party mediator, who shall be subject to the reasonable approval of Provider. Each party will bear its own cost of mediation; provided, however, the cost charged by any independent third party mediator will be borne equally by the parties.

(iii) The parties agree that any mediation proceeding (as well as any discussion pursuant to Section 13(d)(i) above) will constitute settlement negotiations for purposes of the federal and state rules of evidence and will be treated as non-discoverable, confidential, and privileged communication by the parties and the mediator. No stenographic, visual, or audio record will be made of any mediation proceedings or such discussions. All conduct, statements, promises, offers, and opinions made in the course of the mediation or such discussion by any party, its agents, employees, representatives, or other invitees and by the mediator will not be discoverable nor admissible for any purposes in any litigation or other proceeding involving the parties and will not be disclosed to any third party.

(iv) The parties’ efforts to reach a settlement of any dispute will continue until the conclusion of the mediation proceeding. The mediation proceeding will be concluded when: (i) a written settlement agreement is executed by the parties; (ii) the mediator concludes and informs the parties in writing that further efforts to mediate the dispute would not be useful; or (iii) the parties agree in writing that an impasse has been reached. Notwithstanding the foregoing, either party may withdraw from the mediation proceeding without liability therefor in the event such proceeding continues for more than forty-five (45) days from the commencement of such proceeding. For purposes of the preceding sentence, the proceeding will be deemed to have commenced following the completion of the selection of a mediator as provided in Section 13(d)(ii).

(v) If any dispute has not been resolved pursuant to the foregoing, either party can initiate litigation and/or terminate this Agreement as provided in Section 5 herein. The procedure specified in this Section 13(d) shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a party, without prejudice to the above procedures, may file a complaint to seek a preliminary injunction or other provisional judicial relief, if in its sole discretion such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section 13(d).

(vi) All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 13(d) are pending. The parties will take such action, if any, required to effectuate such tolling. Each party shall be required to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances.

(e) Force Majeure. If any casualty or unforeseeable cause beyond the control of SMG and the Owner, including, without limitation, acts of God, fires, floods, epidemics, quarantine restrictions, terrorist acts, strikes, failure of public utilities, or unusually severe weather, prevents the performance of this Agreement by SMG and Owner, SMG is hereby released by Provider from any damage so caused thereby.

(f)  Property of SMG. To the extent that any materials are developed or prepared by Provider in connection with the performance of its obligations hereunder, then such materials shall be deemed to be a part of this Agreement and shall be and remain the property of SMG at all times, notwithstanding the expiration or termination of this Agreement at any time for any reason.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first written above.

SMG	Summit Environmental Corporation, Inc.

By: /s/ Glenn Menaro	By: /s/ Keith Parker

Name: Glenn Menaro	Name: Keith Parker

Title: GM Superdome/Arena	Title: CEO

EXHIBIT A TO SERVICE AGREEMENT

NEW ORLEANS ARENA

SERVICES

The Services shall consist of removal and proper disposal of Biological wastes including blood, human excrement, used medical supplies and other trash in the New Orleans Arena, as well as a general cleaning of the exterior parking lot #4. The work shall consist of furnishing all required supervision, labor, materials, tools, fueled and operated equipment, permits, insurance and taxes, unless otherwise specified herein for completion of the work as detailed and noted.

Caveat. In general the work includes, but is not limited to, the following items of work. Similar items, in addition to those hereinafter listed, may also be part of the work and it is the Provider’s responsibility to provide their own estimates for bidding purposes.

The cleaning process shall include removal of all trash and biological wastes from all areas of the Arena including bathrooms and shower rooms. Biological wastes including blood, human excrement, used medical supplies and medical sharps were observed at various locations within the facility. All medical wastes will be properly bagged and disposed of in accordance with applicable laws and regulations.

In addition, visible mold growth is present on the surfaces of furniture in many areas of the facility and the Provider will be responsible for protecting their personnel from mold hazards during the performance of the work scope.

The Provider shall provide all necessary facilities for its personnel during the execution of the work. This includes all utilities, such as electrical power, water.

EXHIBIT B TO SERVICE AGREEMENT

NEW ORLEANS ARENA

FEES
This work shall be performed on a reimbursable Time & Material basis with the Provider being compensated based on daily time sheets and equipment operating logs. All daily time sheets and equipment operating logs must be approved daily by the onsite SMG representative in order for the Provider to be compensated. Compensation rates shall be in accordance with GSA Schedule 426-4F and Schedule 73 507 99. Ancillary equipment and material not covered above shall be billed at market in accordance with GSA requirements.

The anticipated cost for these services will be approximately $100,000. Should this figure be reached, both parties shall agree on additional services and an approximate cost.

Provider shall be responsible to assure adherence to all Health and Safety rules and regulations in accordance with local, state and Federal requirements in connection with the Services. The Provider shall provide a designated health and safety person to be on site at all times during the execution of this work and shall prepare and administer under the direction of a Certified Industrial Hygienist (CIH) a site specific health and safety program for the cleanup.

EXHIBIT C TO SERVICE AGREEMENT

NEW ORLEANS ARENA

STANDARD OF CARE

Disposal of the removed material shall be in accordance with all applicable state, local and Federal laws, rules, regulations and requirements.

Provider shall comply with all requirements of the OSHA Bloodborne Pathogen Standard (i.e. 29CFR1910.1030). This will entail the completion of a written Exposure Control Plan; following universal precautions and providing the appropriate vaccinations to the personnel with potential exposure to these materials.